Exhibit 99.2

W Holding Company, Inc., the Financial Holding
Company of Westernbank Puerto Rico, Announces
Earnings Estimate for Year 2004

     MAYAGÜEZ, Puerto Rico, Jan. 15 — W Holding Company, Inc. (NYSE: WHI), the financial holding company of Westernbank Puerto Rico, announces its earnings estimate for year 2004.

     Mr. Frank C. Stipes, Chairman of the Board, President and Chief Executive Officer of W Holding Company, Inc., announced WHI’s earnings estimate for year 2004: “During 2004 we intend to continue the expansion of our operations, opening seven (7) new mega-branches in densely populated areas, specifically in the northern San Juan metroplex market and the eastern market, still untouched by us. Our plans are to open our first mega-branch in Old San Juan during the first half of 2004. This property consists of an entire block, just across from the Covandonga bus station, and will make Westernbank the only financial institution offering the convenience of auto banking lanes and ample customer parking in the Old San Juan area. Concurrently, we also intend to open a new mega-branch at a recently acquired property in the Condado area, which like the Old San Juan property also consists of an entire block, and will also offer the benefits of auto banking lanes and ample customer parking. During the second half of 2004, we expect to open three additional mega-branches in the San Juan Metroplex area: a 20,000 square-foot mega-branch in the Hato Rey area, Puerto Rico’s main business district, to be located at Westernbank World Plaza, the Golden Mile’s tallest, most beautiful architecturally designed building, which has become Westernbank’s new home in San Juan, the capital; and two other mega-branches in Bayamon and Cupey. Jointly with the metroplex San Juan region expansion, Westernbank will be opening two branches on Puerto Rico’s east coast where it has no presence, specifically in the Humacao and Fajardo areas, and will also expand its presence in Caguas, therefore creating an east coast network that will provide this market our full array of financial products and convenient services.

     “We expect to break the $14 billion barrier in total assets before year end 2004, and for net income to be even stronger, ranging between $165.0 million and $175.0 million, a 46%-55% increase, as economic and market conditions permit, and as the Company’s plans and forecasts materialize depending on said market and economic conditions. These figures should translate into fully diluted earnings per share of between $1.25 and $1.34, based on a fully diluted share count of 111,706,957 shares.”

     Mr. Stipes warned however that “forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control that could cause future results to differ materially from current management expectations or estimates, and, as such, should be understood and not taken as carved in stone. Such factors include specifically, but are not limited to, the possibility of prolonged adverse economic conditions or the development of an adverse interest rate environment.”

     W Holding Company, Inc. is one of the three largest public financial holding companies and banks headquartered in Puerto Rico, based on total assets. Westernbank Puerto Rico operates throughout Puerto Rico 51 full-fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 11 in the San Juan Metropolitan area of Puerto Rico. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

     For further information, contact: Frank C. Stipes, Chief Executive Officer, or Freddy Maldonado, Chief Financial Officer, of the Company at (787) 834-8000, or e-mail westernbank@wbpr.com or Web http://www.w-holding.com